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                                                                   Exhibit 5.1
                                  [LETTERHEAD]


                                October 21, 1999




NBC Internet, Inc.
300 Montgomery Street, Suite 300
San Francisco, CA  94104

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 20,120,409 shares of your Class A common stock, $0.0001 par value (the "Stock").

        As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Stock pursuant to the transactions set forth and described in the Registration Statement.

        Based upon and subject to the foregoing, it is our opinion that the Stock when issued in the manner referred to in the Registration Statement, will be legally and validly issued, fully-paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

        This opinion may be relied upon only in connection with the issuance of Stock while the Registration Statement is in effect.

                                 Very truly yours,

                                 /s/ Morrison & Foerster LLP